                                                                   EXHIBIT 10.37

CREATIVE BIOMOLECULES, INC. HAS OMITTED FROM THIS EXHIBIT 10.37 PORTIONS OF THE AGREEMENT FOR WHICH CREATIVE BIOMOLECULES, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                  RESEARCH COLLABORATION AND LICENSE AGREEMENT

      This Agreement is made and entered into this 9th day of December, 1996 by and between BIOGEN, INC. (hereinafter referred to as "BIOGEN"), a Massachusetts corporation located at 14 Cambridge Center, Cambridge, MA 02142, and CREATIVE BIOMOLECULES, INC., a Delaware corporation, located at 45 South Street, Hopkinton, MA 01748 ("CBM").

      WHEREAS, BIOGEN is a biopharmaceutical company which develops, manufactures, markets and sells pharmaceutical products for human healthcare; and

      WHEREAS, CBM is the owner and/or exclusive licensee of certain technology, patent rights and other proprietary know-how related to PRODUCTS as hereinafter defined; and

      WHEREAS, BIOGEN desires to obtain an exclusive right and license in and to such technology, patent rights and proprietary know-how in the TERRITORY as hereinafter defined; and

      WHEREAS, BIOGEN desires to support additional research in the FIELD as hereinafter defined; and

      WHEREAS, CBM is willing to grant the exclusive right and license desired by BIOGEN and to participate in the conduct of the research supported by BIOGEN.

      NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

      SECTION 1 - DEFINITIONS.

      The terms used in this Agreement have the following meaning:

      1.1 The term "AFFILIATE" as applied to either party shall mean any company or other legal entity other than the party in question, in whatever country organized, controlling, controlled by or under common control with that party. The term "control" means ownership or control,
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directly or indirectly, of at least fifty percent (50%) of the outstanding stock or voting rights or the right to elect or appoint a majority of the directors.

      1.2 The term first "AGREEMENT YEAR" shall mean the period from the EFFECTIVE DATE to December 31, 1997. With respect to any year after the first AGREEMENT YEAR, the term "AGREEMENT YEAR" shall mean the calendar year.

      1.3 The term "BACKGROUND INFORMATION" shall mean any data, know-how or other information pertaining to the FIELD which may be useful in the discovery, research, development, manufacture, use or sale of PRODUCTS and which is known to BIOGEN or CBM, as the case may be, on the EFFECTIVE DATE and in and to which BIOGEN or CBM, as the case may be, has a transferable right.

      1.4 The term "BACKGROUND MATERIAL" shall mean any material, reagent or substance relating to the FIELD which may be useful in the discovery, research, development, manufacture, use or sale of PRODUCTS and which is in the possession of BIOGEN or CBM, as the case may be, on the EFFECTIVE DATE and in and to which BIOGEN or CBM, as the case may be, has a transferable right.

      1.5 The term "BIOGEN PATENTS" shall mean all patents and patent applications throughout the TERRITORY, covering or relating to BIOGEN TECHNOLOGY, including any substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates, which BIOGEN owns (in whole or in part) or otherwise has a transferable right as of the EFFECTIVE DATE or at any time during the term of this Agreement, including but not limited to BIOGEN'S rights in any RESEARCH PATENTS.

      1.6 The term "BIOGEN OP-1 TECHNOLOGY" shall mean any methods, procedures, practices, processes, know-how, inventions, discoveries and the like used by BIOGEN (other than solely for research purposes) at any time during the term of this Agreement in the manufacture of OP-


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1 PROTEIN in bulk form by BIOGEN. BIOGEN OP-1 TECHNOLOGY shall not include any methods, procedures, practices, processes, know-how, inventions, discoveries or the like owned or controlled by BIOGEN which relate solely to the formulation of OP-1 PROTEIN in final dosage form or which relate to other uses in the FIELD.

      1.7 The term "BIOGEN OP-1 PATENTS" shall mean all patents and patent applications throughout the TERRITORY covering or relating to BIOGEN OP-1 TECHNOLOGY, including any substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates, which BIOGEN owns (in whole or in part) or otherwise has a transferable right at any time during the term of this Agreement.

      1.8 The term "BIOGEN TECHNOLOGY" shall mean information and materials in the FIELD, including but not limited to, biological materials, technical and non-technical data and information relating to the results of tests, assays, methods, and processes, and drawings, plans, diagrams and specifications and/or other documents containing such information and data owned by BIOGEN or to which BIOGEN has a transferable interest on the EFFECTIVE DATE or prior to termination of this Agreement and which are necessary or useful for the manufacture, use or sale of PRODUCTS.

      1.9 The term "CALENDAR QUARTER" shall mean the period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, as the case may be.

      1.10 The term "CBM PATENT RIGHT(S)" shall mean all patents and patent applications throughout the TERRITORY, covering or relating to CBM TECHNOLOGY, including any substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates, which CBM owns (in whole or in part) or otherwise has a transferable right as of the EFFECTIVE DATE or at any time during the term of this Agreement, including but not limited to CBM's rights in any RESEARCH PATENTS and CBM's


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rights obtained under the STRYKER LICENSE and the GI LICENSE. CBM PATENT RIGHTS
as of the EFFECTIVE DATE are set forth in Appendix A hereto.

      1.11 "CBM TECHNOLOGY" shall mean CBM BACKGROUND INFORMATION and any other information, data (including all chemical, pharmacological, toxicological, clinical, assay, manufacturing and control information, data and test results), ideas, concepts, formulas, trade secrets, methods, procedures, designs, materials, compositions, plans, diagrams, applications, specifications, techniques, records, practices, processes, research, know-how, inventions, discoveries and the like which CBM owns (in whole or in part) or otherwise has a transferable right as of the EFFECTIVE DATE or at any time during the term of this Agreement and which is necessary or useful in order to discover, research, develop, make, formulate, use, sell or seek approval to market PRODUCT, including but not limited to CBM's rights in the RESEARCH INFORMATION, the RESEARCH MATERIALS and the RESEARCH INVENTIONS, and CBM's rights under the STRYKER LICENSE and the GI LICENSE.

      1.12 The term "COST OF GOODS" shall mean BIOGEN's FULLY ALLOCATED COST to manufacture PRODUCTS (i) less the amount, if any, by which CBM's FULLY ALLOCATED COST for OP-1 PROTEIN (manufactured by CBM in accordance with GMP) is less than BIOGEN's FULLY ALLOCATED COST for manufacturing of OP-1 PROTEIN included in PRODUCT (ii) plus any amounts to be added to COST OF GOODS under Sections 9.2 and 10.1 (a).

      1.13 The term "DISTRIBUTOR" shall mean a person or entity in a country who
(i) buys finished PRODUCT from BIOGEN or its AFFILIATES, (ii) assumes responsibility for a significant amount of the promotion, marketing and sales effort related to PRODUCTS in that country and, (iii) under an implied sublicense, sells such PRODUCT in that country.


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      1.14 The term "EFFECTIVE DATE" shall mean the date after execution of this
Agreement on which the government's notice period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, lapses without government action.

      1.15 The term "FTE" shall mean scientist or other professional possessing skills and experience necessary to carry out the RESEARCH, measured each year on a full-time basis.

      1.16 The term "FIELD" shall mean the treatment, diagnosis and prevention of acute and chronic forms of renal failure, renal dysfunction, renal toxicity and other forms of kidney disease or kidney disorders in humans, independent of etiology, by use of drug or gene therapy designed or intended to have an effect on the function of the kidney, excluding, however ex-vivo uses in preserving organs for transplant. Specifically excluded from the FIELD is the use of a drug or gene therapy to treat or prevent damage to any organ other than the kidney or any tissue other than renal tissue, except to the extent that the effect on the non-kidney organ or non-renal tissue is inherent or coincidental to the designed or intended effect on the function of the kidney.

      1.17 The term "FIRST COMMERCIAL SALE" shall mean in each country of the TERRITORY, (i) the first sale of a PRODUCT by BIOGEN or any of its AFFILIATES, SUBLICENSEES or DISTRIBUTORS to a THIRD PARTY in connection with the nationwide introduction of PRODUCT by BIOGEN, its AFFILIATES, SUBLICENSEES or DISTRIBUTORS following marketing and/or pricing approval by the appropriate governmental agency for the country in which the sale is made, or (ii) when governmental approval is not required or when sales can be made through named patient sales prior to governmental approval, the first sale in that country in connection with the nationwide introduction of PRODUCT in that country.

      1.18 The term "FULLY ALLOCATED COST" shall mean BIOGEN's fully burdened manufacturing cost of PRODUCT in final therapeutic form or CBM's fully burdened manufacturing cost of OP-1 PROTEIN, as the case may be. The fully burdened cost of the PRODUCT or OP-1


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PROTEIN, as the case may be, will be determined in accordance with generally accepted accounting principles in the United States and will include (i) direct labor, material, product testing costs, (ii) charges related to lost batches, except as otherwise specified in this Agreement, and (iii) an allocable share of manufacturing overhead costs defined as costs incurred by the party or for its account which are attributable to the party's supervisory services, occupancy costs, corporate bonus (to the extent not charged directly to departments), payroll, information systems, or human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method. Allocable manufacturing overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

      1.19 The term "GI LICENSE" shall mean a Cross License Agreement made as of July 15, 1996 by and among Genetics Institute, Inc., Stryker Corporation and CBM.

      1.20 The term "GMP" shall mean current Good Manufacturing Practices required by the Food and Drug Administration and equivalent requirements of other regulatory authorities in the MAJOR MARKETS for the manufacture and testing of pharmaceutical products.

      1.21 The term "GROSS PROFIT" shall mean NET SALES of PRODUCT less COST OF GOODS.

      1.22 The term "MAA" shall mean an application for regulatory approval to sell PRODUCT in the European Union and similar in purpose to an NDA in the United States.

      1.23 The term "MAJOR MARKET(S)" shall mean the United States, Japan, United Kingdom, Germany, France, Italy and Spain. The term "MAJOR MARKET SEGMENT" shall mean United States, Europe or Japan, as the case may be.

      1.24 The term "NDA" shall mean a New Drug Application or Product License Application or equivalent filing filed for PRODUCT with the U.S. Food and Drug Administration ("FDA").


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      1.25 The term "NDR" shall mean an application for regulatory approval to sell PRODUCT in Japan and similar in purpose to an NDA in the United States.

      1.26 The term "NET SALES" means the gross amount invoiced by BIOGEN, its AFFILIATES and SUBLICENSEES to THIRD PARTIES from the sale or distribution of PRODUCT, less cost of freight and freight insurance, (if billed separately), returns, rejections, rebates, sales taxes, excise taxes, other taxes (other than income taxes) levied on the invoiced amount, duties and credits and allowances actually given or made, including cash, trade, quantity and other discounts and the like, provided, however, that a sale or transfer of PRODUCT by BIOGEN to an AFFILIATE or SUBLICENSEE for re-sale of PRODUCT by such AFFILIATE or SUBLICENSEE shall not be considered a sale for the purpose of this provision but the resale of PRODUCT by such AFFILIATE or SUBLICENSEE to a THIRD PARTY shall be a sale for such purposes. A "sale" shall mean a transfer or other disposition for consideration, but shall not include transfers or dispositions at no cost for pre-clinical, clinical, regulatory or governmental purposes or disposition of PRODUCT at no cost for promotional purposes. In the event that consideration in addition to or in lieu of money is received for the sale of PRODUCT in an arms length transaction, such consideration shall be added to NET SALES. To the extent that a PRODUCT is sold in other than an arms length transaction, NET SALES shall be the average sales price of PRODUCT if sold in an arms length transaction in the country in which the non-arms length transaction occurred. PRODUCT shall be considered "sold" at the earlier of (a) the transfer of title in such PRODUCT by BIOGEN or any of its AFFILIATES or SUBLICENSEES to a THIRD PARTY as aforesaid; or (b) the shipment of such PRODUCT from the manufacturing or warehouse facilities of BIOGEN or its AFFILIATE or SUBLICENSEE to a THIRD PARTY.

      In the event that PRODUCT is sold in the form of a combination product containing one or more active ingredients or components in addition to OP-1 PROTEIN, NET SALES shall be


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determined by multiplying NET SALES of the combination product (as defined by reference to the standard NET SALES definition) during the applicable payment period by the fraction A/A+B where A is the average sale price of PRODUCT when sold separately in finished form and B is the average sale price of the other active ingredients or components when sold separately in finished form in each case during the applicable payment period in the country in which the sale of the combination product was made, or if sales of both the PRODUCT and the other active ingredients or components did not occur in such period, then in the most recent payment period in which sales of both occurred. In the event that such average sale price cannot be determined for both PRODUCT and all other active ingredients or components included in the combination product, NET SALES for purposes of determining payments under this Agreement shall be calculated by multiplying the NET SALES of the combination product by the fraction C/C+D where C is the standard fully-absorbed cost of the OP-1 PROTEIN portion of the combination and D is the sum of the standard fully-absorbed costs of all other active components or ingredients included in the combination product, in each case, as determined by BIOGEN using its standard accounting procedures consistently applied. In no event shall NET SALES of a combination product be reduced to less than * of actual NET SALES of such PRODUCT by reason of the adjustment provision set forth in this paragraph.

      1.27 The term "OP-1 PROTEIN" shall mean a polypeptide chain ("Protein") * is set forth on Appendix B to this Agreement and shall include:

            (a)   * variant forms thereof;

            (b) amino acid variant forms of the Protein sharing at least * amino acid sequence identity with the * of the Protein
                  ("* Homologs");


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            (c)   * variant forms of the Protein or such * variant forms
                  or the * Homologs, including, without limitation, polypeptides comprising only the * thereof;

            (d) homodimeric, heterodimeric and chimeric forms of the Protein and of any of the variant forms thereof identified in the preceding Subsections (a), (b) and (c), to the extent they also consist of:

                  (i) the Protein or variant forms thereof identified in the preceding Subsections (a), (b) and (c), or

                  (ii) other polypeptide chains which are not within the preceding Subsection (i).

            (e) polyclonal or monoclonal antibodies to the Protein or to any of the foregoing proteins;

            (f) the DNA or RNA encoding the Protein or any of the foregoing proteins;

            (g)   vectors and host cells containing the foregoing DNA or RNA.

Determination of "identity" between any two amino acid sequences is based on that alignment which achieves the maximum identity between the two sequences.

      1.28 The term "PRODUCT" shall mean any article, composition, apparatus, material, method, process or service for use in development or clinical testing in the FIELD or indicated and approved for use in the FIELD which (i) is or includes the OP-1 PROTEIN and/or any product developed or derived therefrom pursuant to RESEARCH, and (ii) the manufacture, import, use or sale of which is covered by a VALID CLAIM of the CBM PATENT RIGHTS or includes, is based on or is derived from any of the CBM TECHNOLOGY.

      1.29 The term "PRODUCT DEVELOPMENT PROGRAM" shall have the meaning set forth in Section 7.2.


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      1.30 The term "R&D" shall mean the research and development work performed by CBM and funded by BIOGEN as part of the R&D COLLABORATION, including the research work performed by CBM under the RESEARCH PLAN and the development work performed by CBM as agreed upon by the parties.

      1.31 The term "R&D COLLABORATION" shall have the meaning set forth in
Section 8.1 of this Agreement.

      1.32 The term "RESEARCH INFORMATION" shall mean any data, results, formulas, process information or other information which results directly from R&D funded by BIOGEN pursuant to this Agreement.

      1.33 The term "RESEARCH INVENTION(S)" shall mean any invention, know-how, method, process, use, article of manufacture, or composition of matter conceived or first actually or constructively reduced to practice as part of R&D or which results directly from R&D funded by BIOGEN pursuant to this Agreement.

      1.34 The term "RESEARCH MATERIAL" shall mean any material, reagent or substance which results directly from R&D funded by BIOGEN pursuant to this Agreement.

      1.35 The term "RESEARCH PATENT RIGHT(S)" shall mean all patents and patent applications throughout the TERRITORY which have any claim which incorporates, is based on or derived from RESEARCH INFORMATION, RESEARCH INVENTIONS or RESEARCH MATERIAL, including any substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates.

      1.36 The term "RESEARCH PLAN" shall mean the written descriptions of the discovery research and pre-GLP studies to be performed by CBM as part of the R&D COLLABORATION in the FIELD for the first AGREEMENT YEAR and for each subsequent AGREEMENT YEAR of the R&D COLLABORATION as agreed upon by the parties in accordance with Section 8.2.


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      1.37 The term "STRYKER LICENSE" shall mean a certain Irrevocable License
Agreement dated as of May 17, 1991 by and between CBM and Stryker Corporation.

      1.38 The term "SUBLICENSEE" shall mean any non-AFFILIATE third party expressly licensed by BIOGEN to make, have made, import, use or sell any PRODUCT.

      1.39  The term "TERRITORY" shall mean all countries of the world.

      1.40 The term "THIRD PARTY(IES)" shall mean a person or entity who or which is neither a party hereto nor an AFFILIATE or SUBLICENSEE of a party hereto.

      1.41 The term "VALID CLAIM" shall mean (i) a claim of a pending patent application which claim shall not have been canceled, withdrawn, abandoned or rejected by an administrative agency from which no appeal can be taken or been pending for more than seven (7) years or (ii) a claim of an issued and unexpired patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

      1.42 The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine.

      SECTION 2 - GRANT AND OTHER RIGHTS.

      2.1 (a) Subject to Section 3.2, CBM hereby grants to BIOGEN and BIOGEN hereby accepts from CBM an exclusive, royalty-bearing right and license under CBM TECHNOLOGY AND CBM PATENT RIGHTS to make, have made, import, use and sell PRODUCTS in the TERRITORY. In the event that under the preceding sentence CBM has granted to BIOGEN a sublicense to CBM's rights under any CBM PATENTS or CBM TECHNOLOGY acquired by CBM from a THIRD PARTY after the EFFECTIVE DATE, other than any rights acquired by CBM under the granted THIRD PARTY patent discussed between patent counsel for CBM and patent counsel


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for BIOGEN, at a meeting held on November 25, 1996, and its foreign counterpart patents and under any divisionals, substitutions, reissues, reexaminations, renewals, extensions, supplemental protection certificates, continuations or continuations-in-part of such patents (the "Other Third Party Patents"), BIOGEN shall be responsible for paying any royalty obligation which CBM may have to such THIRD PARTY arising from the manufacture, use or sale by BIOGEN of PRODUCTS in the TERRITORY.

            (b) CBM hereby grants to BIOGEN and BIOGEN hereby accepts from CBM a nonexclusive, perpetual, royalty-free right and license, with no right to grant sublicenses, under CBM's rights in RESEARCH INVENTIONS, RESEARCH INFORMATION AND RESEARCH PATENTS to research, develop, make, have made, import, use and sell, in and outside the FIELD, products that do not embody OP-1 PROTEIN. In addition, CBM grants to BIOGEN an option to obtain a nonexclusive, royalty-bearing right and license, with the right to grant sublicenses as part of a sublicense package which includes, to a significant extent, BIOGEN technology, under CBM's rights in RESEARCH INVENTIONS, RESEARCH INFORMATION and RESEARCH PATENTS to research, develop, make, have made, import, use and sell, in and outside the FIELD, products that do not embody OP-1 PROTEIN, on terms, including financial terms, to be negotiated in good faith by the parties.

            (c) BIOGEN hereby grants to CBM and CBM hereby accepts from BIOGEN a nonexclusive, royalty-free, right and license, with no right to grant sublicenses, under BIOGEN OP-1 TECHNOLOGY and BIOGEN OP-1 PATENTS solely for CBM's own use to make, have made, import, use and sell OP-1 PROTEIN for use by CBM or Stryker Corporation outside the FIELD. The license granted by the preceding sentence shall terminate in the event of the sale by CBM of all or substantially all of its assets or the merger or acquisition or similar change in control of CBM (a "Change of Control"). BIOGEN grants to CBM (or in the event of a Change of Control, to the successor to CBM) an option exercisable at any time during the term of this Agreement to obtain a nonexclusive, royalty-bearing right and license, with the right to grant sublicenses, under BIOGEN OP-1 TECHNOLOGY and BIOGEN OP-1 PATENTS solely to make, have made, import, use and sell OP-1 PROTEIN for use outside the FIELD under terms, including financial terms, to be negotiated in good faith by the parties. In the event that under this Section , BIOGEN has granted to CBM a sublicense to BIOGEN's rights under any BIOGEN OP-1 TECHNOLOGY or BIOGEN OP-1 PATENTS owned (in whole or in part) by a THIRD PARTY, CBM shall be responsible for paying any royalty obligations which BIOGEN may have to such THIRD PARTY arising from the manufacture, use or sale by CBM or Stryker Corporation of OP-1 PROTEIN.

            (d) BIOGEN hereby grants to CBM and CBM hereby accepts from BIOGEN a nonexclusive, royalty-free right and license under BIOGEN BACKGROUND INFORMATION and BIOGEN BACKGROUND MATERIALS in the TERRITORY, without the right to grant sublicenses, solely for purposes of conducting R&D under this Agreement. The foregoing license shall terminate upon termination of the R&D COLLABORATION.

      2.2 (a) Subject to Paragraphs 2.2(b) and 2.2(c), BIOGEN shall be entitled to extend the licenses granted to it herein to AFFILIATES and to sublicense such licenses to THIRD PARTIES, provided that CBM shall have the right to consent to any sublicense in a MAJOR MARKET other than Japan which consent shall not be unreasonably withheld. In the case of a license which has been extended to AFFILIATES or sublicensed to a SUBLICENSEE, such AFFILIATES and SUBLICENSEES shall be bound by all terms and conditions of this Agreement. BIOGEN shall advise CBM of any such extension to AFFILIATES or of any sublicense which does not require CBM's consent under this Section promptly after such extension or sublicense becomes effective. In the event BIOGEN proposes to grant a sublicense to its rights in a MAJOR MARKET other than Japan, BIOGEN shall provide CBM with notice of BIOGEN's intent and a copy of any proposed sublicense at least thirty
(30) days prior to the proposed execution of such sublicense.


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CBM shall be deemed to have given its consent to any sublicense in a MAJOR
MARKET to which it has not objected prior to the end of the thirty (30) day notice period.

            (b) BIOGEN shall guarantee and be responsible for the payment of all compensation due and the making of reports under this Agreement by reason of sales of any PRODUCTS by its AFFILIATES and SUBLICENSEES and their compliance with all applicable terms of this Agreement. Performance or satisfaction of any obligations of BIOGEN under this Agreement by any of its AFFILIATES or SUBLICENSEES shall be deemed performance or satisfaction of such obligations by BIOGEN.

            (c) Notwithstanding anything to the contrary herein, BIOGEN shall not be entitled to grant a sublicense in Japan unless, pursuant to the terms of such sublicense, BIOGEN continues to play a significant role with the SUBLICENSEE in the development, registration and sale of PRODUCT in Japan. BIOGEN shall provide CBM with a copy of any proposed sublicense in Japan at least thirty (30) days prior to the proposed execution of such sublicense.

      2.3 During the term of this Agreement, if CBM determines that it is interested in entering into a business arrangement with a THIRD PARTY outside the FIELD for exploitation of products which are or include the OP-1 PROTEIN and with respect to which CBM has not granted rights as of the EFFECTIVE DATE, and in the event that as part of the THIRD PARTY arrangement it will be proposed that such THIRD PARTY acquire * of the outstanding common stock of CBM, then CBM shall grant to BIOGEN a right of first negotiation as follows:

            (i) CBM shall give written notice to BIOGEN of its interest in entering into such an arrangement with a THIRD PARTY and information as to the nature of the proposed products or technology. BIOGEN shall have * after receipt of such notice and information to decide whether or not it wishes to pursue negotiations for such an arrangement and * after receipt of such notice and information to submit a proposal to CBM. During such period,

CBM shall provide BIOGEN with such additional information and data as may be reasonably requested by BIOGEN to enable BIOGEN prepare its proposal.

            (ii) In the event that BIOGEN declines to pursue negotiations or does not reply to CBM's notice within * or submit a proposal within *, CBM shall be free to negotiate an arrangement with a THIRD PARTY. In the event that BIOGEN expresses interest in negotiations, * after submission of the proposal by BIOGEN, CBM shall conduct negotiations on an exclusive basis with BIOGEN diligently and in good faith to reach an agreement with BIOGEN. In the event that the parties fail to negotiate a written agreement, CBM shall be free to negotiate and conclude an agreement with a THIRD PARTY.

      2.4 CBM agrees for the term of this Agreement not to make, use or sell in the FIELD or to grant a license to a THIRD PARTY to make, use or sell in the FIELD a product which is or includes a protein sharing at least * amino acid sequence identity with the * of the OP-1 PROTEIN (a "* Homolog") or any * or * variant form of such * Homolog or homodimeric, heterodimeric or chimeric form of the * Homolog or any polyclonal or monoclonal antibodies to the * Homolog or DNA or RNA encoding the * Homolog.

      2.5 (a) CBM shall use commercially reasonable efforts (i) to restrict its marketing and sales of any products which are or incorporate the OP-1 PROTEIN to fields other than the FIELD and (ii) to ensure that all THIRD PARTIES to whom CBM grants rights to make, use or sell products which are or incorporate the OP-1 PROTEIN are restricted by contract (which CBM shall use reasonable efforts to enforce) in their operations to marketing and selling such products in fields other than the FIELD.


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            (b) BIOGEN shall use commercially reasonable efforts (i) to restrict its marketing and sales of PRODUCT to uses in the FIELD and (ii) to ensure that all AFFILIATES and SUBLICENSEES to whom BIOGEN grants rights to make, use or sell PRODUCTS are restricted in their operations to marketing and selling such PRODUCTS in the FIELD, provided, however that, nothing contained herein shall prevent BIOGEN or any of its AFFILIATES or SUBLICENSEES from including in its marketing and sales materials and efforts references to inherent or coincidental effects of PRODUCT not excluded from the FIELD under Section 1.16.

      2.6 (a) To the extent CBM PATENT RIGHTS or CBM TECHNOLOGY licensed to BIOGEN under this Agreement are rights which CBM has licensed from Stryker Corporation, under the STRYKER LICENSE or licensed from Genetics Institute, Inc. under the GI LICENSE, BIOGEN understands and agrees as follows:

                  (i) The rights licensed to BIOGEN by CBM are subject to the terms, limitations, restrictions and obligations of the STRYKER LICENSE and the GI LICENSE.

                  (ii) BIOGEN will comply with the terms, obligations, limitations and restrictions of the STRYKER LICENSE and the GI LICENSE and acknowledges that it has reviewed such terms, obligations, limitations and restrictions.

      2.7 BIOGEN shall notify CBM in the event that BIOGEN receives notice of any claim that its manufacture, use or sale of PRODUCT infringes the Other Third Party Patents. CBM shall, at its sole expense, (i) defend BIOGEN in any infringement action under the Other Third Party Patents and indemnify and hold BIOGEN harmless for any damages and expenses incurred by BIOGEN in connection therewith, including back royalties and damages and charges incurred by BIOGEN if injunctive relief is granted against BIOGEN, or (ii) obtain, at CBM's sole expense, the right for BIOGEN to make, use and sell PRODUCTS under the Other Third Party Patents.

      SECTION 3 - SMALL MOLECULE PRODUCTS OUTSIDE THE SCOPE OF THE RESEARCH COLLABORATION.

      3.1 (a) To the extent CBM determines, in its sole discretion, to conduct research in order to develop small molecule products based on the OP-1 PROTEIN, BIOGEN shall, subject to the terms set forth below, make funds available for such research and development by a loan or loans to CBM up to the amount of fifteen million dollars ($15,000,000) (the "Maximum Amount"). Such available funds may be drawn upon by CBM over the first three (3) AGREEMENT YEARS in such amounts and at such times as CBM may, in it sole discretion, determine up to the Maximum Amount, provided that CBM shall not draw down in any AGREEMENT YEAR more than $5 million plus any portion of the funds available for draw down during the prior AGREEMENT YEARS which CBM did not draw down in such prior AGREEMENT YEARS. CBM shall provide to BIOGEN a workplan and budget showing any use for which CBM intends to borrow funds from BIOGEN under this Agreement prior to such use. Subject to the other provisions of this Section, CBM may borrow funds before or after any use shown on a workplan and budget. CBM shall give reasonable consideration to BIOGEN's comments on any workplan and budget provided under this Section. CBM shall not be required to obtain BIOGEN's approval for any workplan or budget related to CBM's small molecule development program or approval to implement any workplan or budget. In addition, on each occasion that CBM draws upon funding available under this section, CBM shall provide BIOGEN with or otherwise utilize the form of unsecured note set forth in Appendix C attached hereto and made a part hereof (the "Note"). BIOGEN shall not be obligated to make any loan to CBM under this Section at any time during which
(i) CBM is in default under the Note, (ii) CBM does not have cash and marketable securities in the amount of at least $15,000,000, as shown on its most recent publicly-filed financial statements or (iii) any proceeding, voluntary or involuntary, in bankruptcy or insolvency, are pending against CBM, or a receiver is operating for CBM with or without the consent of CBM. BIOGEN's obligation to make loans to CBM under this Section shall terminate upon the earlier to occur of (i) the end of the third AGREEMENT YEAR or (ii) termination or expiration of this Agreement.

            (b) During such time as CBM is developing an OP-1 PROTEIN small molecule product (provided BIOGEN has not breached its obligations under this Section), but no later than sixty (60) days after CBM gives BIOGEN written notice of * BIOGEN shall have an exclusive option to obtain an exclusive, worldwide license in the FIELD to the family of compounds which includes such small molecule product on terms to be negotiated by the parties hereto in good faith; provided that (i) the royalty rate applicable to such product shall be * of NET SALES and (ii) there shall be * in connection with the license for the family of compounds which includes such small molecule product. In addition, in the event BIOGEN exercises its option hereunder, BIOGEN shall (i) forgive the lesser of ten million dollars ($10,000,000) or the principal amount outstanding under the Note and (ii) in the event that CBM has repaid all or part of the principal amount of the Note, pay to CBM an amount equal to the difference between $10,000,000 and the sum of (x) the amount forgiven under clause (i) and
(y) the amount of principal repaid by CBM under the Note. In the event BIOGEN shall exercise its option under this Section as to more than one family of compounds, BIOGEN shall forgive or repay, as the case may be, in accordance with the previous sentence, any incremental amounts borrowed under this Section by CBM with respect to development of the additional family of compounds, provided in no event shall the sum of the amounts forgiven and/or paid by BIOGEN under this sentence and the amounts forgiven and/or paid by BIOGEN under the previous sentence exceed $10 million.

            (c) At BIOGEN's request, CBM shall provide BIOGEN with annual summary reviews of CBM's program to develop small molecule products. BIOGEN may exercise its option hereunder using the same procedures as those described in Paragraph 2.3(i) and (ii), provided that in the event that the parties fail to negotiate a written agreement within the time period allotted, CBM shall be free to negotiate and conclude an agreement with a THIRD PARTY but only on terms not more favorable than the terms offered to BIOGEN without first offering BIOGEN such more favorable terms. To the extent the funds are repayable, CBM shall repay to BIOGEN the amounts borrowed and represented by the Note on or before the end of five (5) years following the date the Note was first executed by CBM hereunder. Such repayment shall be made at, CBM's sole option, either in cash, or Common Stock, registered for re-sale, priced at its then fair market value, as defined below, or if at the time of repayment there are NET SALES of PRODUCT, as a deduction from the Percentage of GROSS PROFIT due CBM under Section 10 of this Agreement, provided that (i) unless CBM otherwise requests, BIOGEN shall not deduct in any year more than * of the Percentage of GROSS PROFIT otherwise due to CBM for such year and (ii) interest shall continue to accrue under the Note until all amounts under the Note have been repaid in full. Notwithstanding anything herein to the contrary, BIOGEN may require that CBM repay the amounts borrowed under the Note in cash rather than equity if the closing price of CBM's Common Stock has been less than * per share on any of the thirty (30) trading days preceding the repayment date or in cash and stock to the extent necessary to ensure that receipt of CBM's shares will not cause BIOGEN's holdings in CBM to equal more than * of CBM's total Common Stock outstanding after the issuance of such shares to BIOGEN. For purposes of this Section 3.1 (c), "fair market value" of CBM Common Stock shall mean: the lower of (i) the average of the closing prices as reported by NASDAQ or by such other principal securities exchange on which the shares are traded, as applicable, over the thirty (30) trading days preceding the date on which payment is due or (ii) the closing price as reported by NASDAQ or such other exchange on the date on which payment was due. Delivery of any shares of Common Stock shall take place no later than five (5) days after the repayment date. Notwithstanding the foregoing, in the event that at any time during the * following the date on which repayment under the Note is due, CBM makes a public disclosure regarding material adverse information which was known to CBM on the repayment date but which had not been publicly disclosed and the trading price of CBM Common Stock on the second full trading day after public release of the information is lower than the per share "fair market value" of any shares issued to BIOGEN, as determined above, the "fair market value" of the shares issued to BIOGEN shall be retroactively adjusted based on such lower price and additional shares shall be issued to BIOGEN to make up the shortfall.

      3.2 All right, title and interest in and to inventions, discoveries and know-how and all patents and other intellectual property rights related thereto resulting from CBM's small molecule program shall be owned by CBM but shall be subject to BIOGEN's option set forth in Paragraph 3.1(a).

      SECTION 4 - SUPPLY OF PRECLINICAL AND CLINICAL MATERIAL.

      4.1 In support of the PRODUCT DEVELOPMENT PROGRAM, during the term of this Agreement, CBM shall supply BIOGEN with its worldwide requirements for preclinical and clinical supplies of bulk PRODUCT provided that CBM's obligation to supply and BIOGEN's obligation to obtain PRODUCT shall not apply to (i) a PRODUCT used for phase III pivotal clinical trials or for cross-over or human pharmacological studies for which it is desirable or necessary, for regulatory approval purposes, to use material manufactured at the commercial production facility or (ii) to any preclinical and clinical studies for any indications after the first two indications in the FIELD if CBM is then using * or more of the capacity of its New Hampshire facility as existing on the EFFECTIVE DATE. To the extent BIOGEN cannot obtain approval for itself or an AFFILIATE or a contract manufacturer, subject to Section 4.13, or SUBLICENSEE to qualify as a source of supply for phase III pivotal clinical trials, CBM shall continue to supply bulk PRODUCT for clinical trials for a transition period to be agreed upon by the parties.

      4.2 As set forth in Paragraph 7.1, BIOGEN shall have primary responsibility for process development. Upon BIOGEN's request, CBM shall promptly transfer to BIOGEN, such BACKGROUND INFORMATION and CBM TECHNOLOGY relative to OP-1 PROTEIN and manufacturing OP-1 PROTEIN as is reasonably necessary to enable BIOGEN to perform process development work and to manufacture supplies of the PRODUCT. BIOGEN shall reimburse CBM for the reasonable costs of copying and shipping BACKGROUND INFORMATION under the preceding sentence to BIOGEN, but no additional compensation will be required of BIOGEN for such transfer other than as set forth in this Agreement. BIOGEN agrees that it will use a mutually agreed upon number of CBM personnel in its process development effort with the costs of such CBM personnel to be included as part of the payments to support R&D set forth in Paragraph 8.3.

      4.3 Subject to the other terms of this Section, CBM shall use commercially reasonable efforts to supply to BIOGEN all of BIOGEN's requirements for bulk PRODUCT for preclinical and clinical uses, not including phase III pivotal clinical trials, in such quantities as BIOGEN shall from time to time order and to deliver to BIOGEN such quantities of bulk PRODUCT in accordance with a mutually agreeable supply schedule (which shall specify at a minimum those supply dates which are designed to ensure that BIOGEN will have final PRODUCT in advance of the scheduled commencement date of any clinical trial or other work for which PRODUCT is needed) as set forth in Section 4.7. In the event that CBM is unable to manufacture sufficient quantities of bulk PRODUCT to meet its supply commitments to BIOGEN and Stryker Corporation and to satisfy its own internal needs for OP-1 PROTEIN, CBM shall immediately notify BIOGEN of such shortage, and, until such shortage has ended, shall allocate available supplies among BIOGEN, Stryker Corporation and CBM (for its own internal use) in a manner which is reasonable in light of the anticipated needs and the timing of the needs of the parties. Notwithstanding anything to the contrary in this Agreement, CBM's obligation to supply hereunder shall not require CBM to add additional capacity above that which existed on the EFFECTIVE DATE or to use any outside source. In the event BIOGEN's development plan requires quantities of bulk PRODUCT beyond CBM's ability to supply or CBM is for any reason unable to deliver bulk PRODUCT which conforms to Specifications, as defined below, and GMP, in the quantities required ("Incremental Supply"), whether because of a shortage of bulk PRODUCT or a lack of capacity or otherwise, but other than as the result of (i) a failure of the production process prior to the first successful batch (defined as a batch which has achieved anticipated yield and conforms to Specifications run at scale after technology transfer), or (ii) a force majeure event of the kind described in Section 14, provided such force majeure event does not extend more than three (3) months, the parties will negotiate in good faith the use of BIOGEN or other facilities to manufacture the Incremental Supply of PRODUCT.

      4.4 BIOGEN shall reimburse CBM for bulk PRODUCT as follows:

            (a) For the First Order, as defined in Section 4.7, of bulk PRODUCT using the cell-line and process currently being utilized by CBM (the "* Process"), BIOGEN shall reimburse CBM for PRODUCT under the terms of the Manufacturing Agreement between the parties dated as of September 28, 1994 (the "Manufacturing Agreement").

            (b) For any bulk PRODUCT manufactured by CBM using the * Process after the First Order, BIOGEN shall reimburse CBM at a per gram amount for bulk PRODUCT delivered to and accepted by BIOGEN, such amount to be negotiated in good faith by the parties upon completion of the First Order, using as a reference CBM's FULLY ALLOCATED COST of bulk

PRODUCT for the First Order. CBM shall provide to BIOGEN as soon as available all relevant cost information regarding the First Order.

            (c) For bulk PRODUCT manufacturing by CBM using a cell line and process other than the * Process, BIOGEN shall reimburse CBM for CBM's FULLY ALLOCATED COST for the actual quantity of bulk PRODUCT delivered to and accepted by BIOGEN, provided that in determining its FULLY ALLOCATED COST for bulk PRODUCT, CBM shall not include costs related to any failed batches after the first successful batch run at scale following technology transfer, but instead shall include * of the FULLY ALLOCATED COST of the delivered batch. CBM's FULLY ALLOCATED COST shall include an allocated portion of * as the cost of capital on any incremental capital investment designed to produce PRODUCT to be supplied hereunder provided such capital investment is approved in advance by BIOGEN. The reimbursement amount for each shipment or transfer of PRODUCT shall be paid within thirty (30) days after the invoice date unless the shipment is rejected during such thirty (30) day period. Payment shall be remitted in immediately available funds in the invoice currency. Unless otherwise agreed between the parties the invoice currency shall be U.S. Dollars.

      4.5 Title to PRODUCT supplied hereunder, and risk of loss with respect to such PRODUCT, shall pass to BIOGEN upon delivery of the PRODUCT to a carrier designated by BIOGEN at CBM's manufacturing facility. Upon the passage of title, BIOGEN shall be the owner of such PRODUCT for all purposes.

      4.6 No provision on BIOGEN's order forms or CBM's order or invoice forms which may purport to impose different conditions upon the parties hereto shall modify the terms of this Agreement.

      4.7 (a) CBM and BIOGEN agree that CBM shall extend its current OP-1 PROTEIN manufacturing campaign in 1997 for an additional * period (or for such longer period as BIOGEN may request) to manufacture bulk PRODUCT for BIOGEN's use under this Agreement. The bulk PRODUCT resulting from the * manufacturing campaign (or such longer period as BIOGEN may request) shall be delivered to BIOGEN as BIOGEN's "First Order". CBM acknowledges and agrees that the * manufacturing campaign for OP-1 PROTEIN under this Agreement shall be considered use by BIOGEN of CBM's cell culture space under the terms of the Manufacturing Agreement.

            (b) CBM agrees that BIOGEN's reimbursement to CBM for the First Order and any related facility turn-around time and * of IQ and OQ work to be performed on bacteria fermentation equipment at CBM's manufacturing facility under the Manufacturing Agreement will be deemed full satisfaction by BIOGEN to CBM of BIOGEN's obligation for 1997 under the Manufacturing Agreement. The parties will extend the Manufacturing Agreement for an additional two (2) year period with BIOGEN having the option but not the obligation to use CBM's manufacturing facility for a mutually agreeable number of slots in one of the two extension years. CBM's obligation under the Manufacturing Agreement to purchase certain bacterial fermentation equipment owned by BIOGEN shall be extended during the option period until the earlier of (i) the end of the year in which BIOGEN exercises its option and uses its option capacity or (ii) the end of the extension period.

            (c) As soon as practical after the EFFECTIVE DATE, BIOGEN shall provide to CBM a nonbinding forecast showing on a quarterly basis BIOGEN's anticipated requirements for PRODUCT for the first and second AGREEMENT YEARS. Commencing in 1997, BIOGEN shall, at least thirty (30) days prior to each CALENDAR QUARTER, provide to CBM a forecast showing BIOGEN's PRODUCT needs for the corresponding CALENDAR QUARTER and three following CALENDAR QUARTERS of the next year. Within ten (10) days of receipt of the forecast, CBM shall provide BIOGEN with a proposed production schedule and the parties shall meet to determine the number of batches and start and stop dates for the necessary production campaigns. BIOGEN may cancel a scheduled campaign, without penalty, up to nine
(9) months prior to scheduled commencement date of the campaign. In the event BIOGEN cancels a campaign after nine (9) months prior to the schedule commencement date, BIOGEN shall pay to CBM the following percentage of CBM's FULLY ALLOCATED COSTS attributable to the scheduled production run:

            Notice of Cancellation              Percentage of Costs
            ----------------------              -------------------
            *

      In the event there is unused or excess capacity at CBM during such period as CBM is otherwise obligated to manufacture bulk PRODUCT for BIOGEN, CBM shall provide written notice to BIOGEN and shall give BIOGEN the first option to have CBM manufacture additional bulk PRODUCT for BIOGEN under this Agreement using such unused or excess capacity.

      4.8 PRODUCT supplied by CBM to BIOGEN under this Agreement shall conform to the specifications attached hereto as Appendix D (the "Specifications"). The parties acknowledge that the Specifications are expected to be amended in light of manufacturing experiences. Amended Specifications shall be attached to this Agreement upon signature by each of the parties. CBM shall manufacture PRODUCT in accordance with GMP and shall use and maintain validated processes, facilities and documentation in the manufacture of PRODUCT which comply with GMP as generally applied in the pharmaceutical industry to the relevant stage of development of PRODUCT. CBM shall make available for inspection by BIOGEN all documentation related to validation and GMP compliance. In manufacturing PRODUCT, CBM shall comply in all material respects with all applicable laws, regulations and professional standards. CBM shall package PRODUCT for shipment to BIOGEN in accordance with standard operating procedures approved by BIOGEN.

      4.9 CBM shall provide BIOGEN with the test results, certificates of analysis, batch records and other necessary documents to enable BIOGEN to determine whether PRODUCT meets the Specifications and has been manufactured in accordance with GMP, as generally applied in the pharmaceutical industry to the relevant stage of development of PRODUCT. BIOGEN shall have thirty (30) days from receipt of such documentation to examine such documentation and to determine if the PRODUCT meets the Specifications. BIOGEN shall promptly notify CBM of any defective PRODUCT and shall return to CBM or otherwise dispose of any defective shipments in accordance with CBM instructions and at CBM's cost and expense. Except as set forth in Section 12, BIOGEN's sole and exclusive remedy for receipt of a defective shipment shall be for CBM, at BIOGEN's request, (i) to give BIOGEN a full credit for any defective shipments or (ii) to provide replacement PRODUCT, at no additional cost to BIOGEN, within five (5) days if CBM has PRODUCT on hand or otherwise within ninety (90) days, of receipt of BIOGEN's notice of defect.

      4.10 BIOGEN shall have the right to conduct inspections, audits and investigations of CBM's facilities, equipment, record-keeping procedures and records from time to time upon reasonable notice. CBM shall provide reasonable cooperation in any investigations conducted by BIOGEN related to PRODUCT manufactured at CBM. BIOGEN shall have the right to observe during the manufacture of PRODUCT to be supplied to BIOGEN under this Agreement. CBM shall provide prompt notice to BIOGEN of any inspections or investigations by the FDA or other regulatory authorities directed towards PRODUCT or any facilities or equipment used in the manufacturing of PRODUCT and shall provide BIOGEN with copies of all correspondence and reports related to any such inspection or investigation as soon as practical after they become available to CBM.

      4.11 In utilizing the PRODUCT in the TERRITORY, BIOGEN will comply with all provisions of the laws applicable in the TERRITORY in all material respects.

      4.12 CBM warrants that PRODUCT at the time of delivery to BIOGEN shall meet the Specifications. EXCEPT AS SET FORTH IN THIS SECTION AND IN SECTION 4.8, CBM MAKES NO OTHER WARRANTY HEREIN, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUPPLY OF PRODUCT HEREUNDER.

      4.13 (a) BIOGEN has the right to manufacture PRODUCT (i) for Phase III pivotal clinical trials, (ii) for Phase I and Phase II trials for any indication after the first two indications in the event CBM is then utilizing * of the capacity at its New Hampshire facility as existing on the EFFECTIVE DATE, (iii) for any cross-over or human pharmacological studies for which it is necessary or desirable, for regulatory approval purposes, to use material manufactured at the commercial production facility and (iv) for commercial supply worldwide. In the event BIOGEN decides to engage a contract manufacturer to manufacture PRODUCT, BIOGEN shall use CBM to perform the contract manufacturing services for BIOGEN, unless BIOGEN determines, in its reasonable discretion, that CBM cannot manufacture PRODUCT on competitive terms, in the required amounts and meeting the desired quality standards. In addition, at any such time as BIOGEN proposes to build a new facility or add to an existing facility in order to expand manufacturing capacity for PRODUCT, BIOGEN shall consider in good faith using CBM as a contract manufacturer to provide the additional capacity. BIOGEN shall consider in good faith any request by CBM for BIOGEN to supply OP-1 PROTEIN to CBM on mutually agreeable terms under a supply agreement to be negotiated by the parties at such time.

            (b) BIOGEN agrees that, during the term of this Agreement, BIOGEN shall use CBM as a contract manufacturer to manufacture Phase I or Phase II product for BIOGEN (which may be bulk PRODUCT for which BIOGEN is not otherwise obligated to use CBM under this

Agreement or another product) for a period of time which is substantially equivalent to the number of months utilized by BIOGEN to manufacture bulk PRODUCT for treatment of patients at Phase III clinical trial sites located in Europe and Japan, provided that (i) CBM has open capacity at its facility when BIOGEN needs the capacity, and (ii) CBM is capable of manufacturing product in the quantities and of the quality required by BIOGEN. BIOGEN shall have the right to make the capacity which it is obligated to use under this Section available to a third party. The terms of the contract manufacturing relationship between the parties shall be the subject of a separate written agreement to be negotiated in good faith by the parties at the time manufacturing is required by BIOGEN.

      SECTION 5 - DUE DILIGENCE.

      5.1 (a) BIOGEN shall initiate and use commercially reasonable efforts to develop, and register PRODUCTS and continue to use commercially reasonable efforts to manufacture, market and sell PRODUCTS in each MAJOR MARKET in the TERRITORY.

            (b) In addition to its obligations under Paragraph 5.1(a), BIOGEN shall use "diligent efforts", as defined below, to meet the following milestones with respect to PRODUCTS in Japan on the dates set forth herein:

                  *

      The parties hereby acknowledge that the marketing plan for Japan received by CBM from BIOGEN on * (the "Japan Plan") will serve as a general guide for BIOGEN to develop, register and sell PRODUCTS in Japan. CBM acknowledges that it has received and reviewed the Japan Plan. During the term of this Agreement, BIOGEN shall provide CBM with quarterly updates of BIOGEN's PRODUCT development and marketing activities in Japan.

      For purposes of this Section, "diligent efforts" shall mean those efforts which are consistent with the efforts that would be generally applied by *. Notwithstanding anything herein to the contrary, in no event shall BIOGEN be deemed not to have used "diligent efforts" in Japan to the extent any delay in meeting any of the milestones set forth above for Japan is attributable to the failure of CBM, in any material respect, to fulfill its obligations to supply PRODUCT for testing and clinical uses in Japan under this Agreement or any delay by CBM in meeting such obligations.

      If CBM does not agree that BIOGEN has applied "diligent efforts" to reach a milestone in Japan, then CBM shall notify BIOGEN. If BIOGEN does not agree with CBM's assessment, the parties shall enter into arbitration under the terms of this Section. Within * days of delivery of notice from CBM under this Section, each party shall select one expert in the field of Japanese drug development to serve on an arbitration panel to decide the issue. The expert selected by a party shall not be a past or present employee of or consultant to such party or of any AFFILIATE or SUBLICENSEE of such party. The members of the panel selected by the parties shall, within * days of their selection, select a third member to serve on the panel. If the members of the panel selected by the parties cannot, within * days of their selection, agree on a third member, the parties shall request that the American Arbitration Association ("AAA") select the third member who shall not be a past or present employee of or consultant to either party or of any AFFILIATE or SUBLICENSEE of either party. Each party shall then have * days to submit to the panel and to the other party a written response presenting such party's position on the issue. The panel shall, within * days after receipt of both parties responses, hold a joint meeting on the issue at which each party will have an opportunity to make a presentation and to respond to the other party's presentation. Within * days of the conclusion of the meeting, the panel shall render its decision in writing. The decision of the panel shall be binding on the parties. Each party shall bear its own costs in connection with the arbitration proceedings, including the costs of the panel member selected by it. The costs of the third panel member will be shared equally. The arbitration shall be held in the United States and conducted under the rules of the AAA, except as otherwise expressly provided in this Section .

            (c) In the event that BIOGEN fails to meet any of its obligations under Section 5.1(a) as to a MAJOR MARKET, including Japan, or Section 5.1(b) as to Japan or advises CBM that it does not have a significant interest in developing, registering, manufacturing, marketing or selling PRODUCT in a MAJOR MARKET or does not intend to develop, register, manufacture, market or sell PRODUCT in a MAJOR MARKET, CBM, as its sole remedy, shall have the right and option to terminate this Agreement as to the MAJOR MARKET SEGMENT (but not as to the entire Agreement or any other MAJOR MARKET SEGMENT) which includes such MAJOR MARKET on sixty (60) days prior written notice to BIOGEN. In the event that BIOGEN advises CBM that BIOGEN does not intend to develop, register, manufacture, market or sell PRODUCT in a particular country outside the MAJOR MARKETS and BIOGEN's reasons for choosing not to enter such country are not related to the limited size of the potential market, potential parallel import or pricing issues, regulatory or patent obstacles in such country or other difficulties or limitations outside of BIOGEN's control, CBM, as its sole remedy, shall have the right and option to terminate this Agreement as to such country on sixty (60) days prior written notice to BIOGEN.

            (d) BIOGEN shall provide written reports to CBM on June 30th and December 31st of each year concerning the efforts being made in accordance with this Section 5.1 with respect to PRODUCTS in the TERRITORY. BIOGEN shall provide CBM with any additional information reasonably requested by CBM concerning the status of BIOGEN's development efforts.

      SECTION 6 - CONFIDENTIALITY, INFORMATION AND ADVERSE EXPERIENCES.

      6.1 During the term of this Agreement, it is contemplated that each party may disclose to the other, proprietary and confidential technology, inventions, technical information, material, reagents, biological materials and the like which are owned or controlled by the party providing such information or which that party is obligated to maintain in confidence ("Confidential Information"). Each party shall have the right to refuse to accept the other party's Confidential Information. Each party agrees not to disclose and to maintain the Confidential Information of the other party in strict confidence, to cause all of its agents, representatives and employees to maintain the disclosing party's Confidential Information in confidence and not to disclose any such Confidential Information to a third party without the prior written consent of the disclosing party and not to use such Confidential Information for any purpose other than as licensed under this Agreement.

      6.2 The obligations of confidentiality will not apply to information which:

            (i) was known to the receiving party or generally known to the public prior to its disclosure hereunder through no fault of the receiving party or any agent, representative or employee thereof; or

            (ii) subsequently becomes known to the public by some means other than a breach of this Agreement, including publication and/or laying open to inspection of any patent applications or patents;

            (iii) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure and who is not under an obligation of confidentiality to the disclosing party;

            (iv) is required by law, rule, regulation or bona fide legal process to be disclosed, provided that the receiving party takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable notice to the disclosing party; or

            (v) is approved for release by the parties.

      6.3 The obligations of Section 6.1 notwithstanding, BIOGEN may disclose the Confidential Information of CBM licensed to BIOGEN hereunder to THIRD PARTIES who (i) need to know the same in order to secure regulatory approval for the sale of PRODUCT, (ii) who need to know the same in order to work towards the commercial development of PRODUCT or to manufacture PRODUCT, or (iii) who are approved by CBM, provided that such parties, other than regulatory authorities, are bound by obligations of confidentiality and non-use at least as stringent as those set forth herein.

      6.4 CBM shall provide to BIOGEN, or if required to the applicable regulatory authority, all documents and information requested by the regulatory authority or reasonably requested by BIOGEN in support of BIOGEN's regulatory submissions, including information related to manufacturing as specified in
Section 4. Copies of all documents provided directly to a regulatory authority shall be provided to BIOGEN in advance, if practicable, or otherwise within two
(2) days of delivery to the regulatory authority. In addition, CBM shall provide to BIOGEN any information related to PRODUCT reasonably required in support of BIOGEN's applications to patent offices and such governmental offices as regulate the price of PRODUCT as well as any information relating to PRODUCT reasonably required to support a legal action by BIOGEN against a THIRD PARTY.

      6.5 Each party will keep the other informed of all reports of serious adverse experiences ("AE's") coming to its knowledge and possibly related to PRODUCT. All reports of serious AE's shall be promptly forwarded to the other party.

      SECTION 7 - GOVERNANCE.

      7.1 Oversight of the Strategic Alliance between the parties

            (a) As part of the strategic alliance between the parties under this Agreement and subject to the terms of this Agreement, (i) BIOGEN shall have the primary responsibility in areas of process development, product development, clinical, regulatory, commercial manufacturing, sales and marketing, and (ii) CBM shall have primary responsibility in the areas of discovery research and pre-GLP research, subject to funding limitations under Section 8.3, and preclinical and clinical supplies of PRODUCT.

            (b) Overall direction and strategy of the parties' strategic alliance under this Agreement will be provided by a Senior Board consisting of the Presidents of each party (the "Board"). The Board will meet not less than two (2) times a year during the term of this Agreement.

            (c) The parties shall also establish two (2) committees under this Agreement which will be monitored and supervised by the Board. These committees shall be:

                  (i)   the Research and Development Committee; and

                  (ii)  the Clinical Advisory Committee.

      7.2 Research and Development Committee. BIOGEN shall use commercially reasonable efforts to develop OP-1 PROTEIN for use in the FIELD (the "PRODUCT DEVELOPMENT PROGRAM"). BIOGEN shall use commercially reasonable efforts to concurrently develop OP-1 PROTEIN for the treatment of acute and chronic renal failure. A Research and Development Committee (the "R&D Committee") shall be established by the parties to oversee and monitor the PRODUCT DEVELOPMENT PROGRAM, including research, process development, product development, clinical, regulatory and production of preclinical and clinical supplies of PRODUCTS. The day-to-day activities of the R&D COLLABORATION, described hereinafter in Section 8, will be overseen and monitored by the R&D Committee as described herein.

            (a) Membership. Within ten (10) days of the date hereof, CBM and BIOGEN shall each appoint (2) persons (or such other number of persons as the parties may determine) to serve on the R&D Committee. Such representatives will be qualified, by reason of background and experience, to assess the scientific progress of each activity. Each party will have the right to change its representation on the R & D Committee upon written notice sent to the other party.

            (b) Chair. The R&D Committee chair shall alternate between the parties each AGREEMENT YEAR during the PRODUCT DEVELOPMENT PROGRAM.

            (c) Responsibilities. The R&D Committee will have authority to:

                  (i) review and approve the RESEARCH PLAN for each AGREEMENT YEAR prepared by CBM;

                  (ii) make recommendations to the Board regarding the performance of the PRODUCT DEVELOPMENT PROGRAM and R&D COLLABORATION and the conduct of the R&D pursuant thereto, and monitor performance thereunder;

                  (iii) modify the R&D COLLABORATION

                  (iv) review any and all proposed publication[s] or communication[s] relating to the PRODUCT DEVELOPMENT PROGRAM and R&D COLLABORATION and the results therefrom, in accordance with the procedure set forth in Section 8;

            (d) Meetings. The R&D Committee will meet not less than four (4) times a year during the term of the PRODUCT DEVELOPMENT PROGRAM, at such dates and times as agreed to by the parties. Meetings in person will alternate between BIOGEN's premises and CBM's premises or such other place as may be mutually agreed upon. At such meetings, the Committee will discuss the PRODUCT DEVELOPMENT PROGRAM and R&D COLLABORATION and the performance by each party under the PRODUCT DEVELOPMENT PROGRAM and R&D COLLABORATION, evaluate the results thereof and set priorities therefor. All decisions made or actions taken by the

Committee will be made unanimously by its members with the CBM members cumulatively having one vote and the BIOGEN members cumulatively having one vote. The Committee will prepare written minutes of each meeting and a written record of all decisions whether made at a formal meeting or not. A quorum for a meeting shall require at least one CBM member and at least one BIOGEN member.

      7.3 Clinical Advisory Committee. A Clinical Advisory Committee shall be established by the parties consisting of up to three (3) outside scientists and all of the members of the R&D Committee. This outside scientists on the Clinical Advisory Committee shall be selected by the R&D Committee. The Clinical Advisory Committee shall meet two (2) times each year to advise the R&D Committee with respect to the PRODUCT DEVELOPMENT PROGRAM and R&D COLLABORATION. BIOGEN shall enter into agreements with and pay the fees of the outside members of the Clinical Advisory Committee.

      7.4 Committee Deadlock. If there is an issue not involving a major strategic decision on which any of the committees cannot reach agreement because of a Deadlock (as hereinafter defined), such matter will be resolved, in good faith, by the party having primary responsibility for the area in question, as set forth in Section 7.1. If there is an issue involving a major strategic decision on which any of the committees cannot reach agreement because of a Deadlock, such matter will be submitted to the Board. In the event agreement cannot be reached at the Board level, the Deadlock shall be resolved, in good faith, by the party having primary responsibility for the area in question as set forth in Section 7.1.

      For the purpose of this Section, "Deadlock" will mean, (i) with respect to any matter considered and voted upon by the committee, that one party votes in favor of such matter and the other party does not vote in favor of such matter or (ii) a quorum cannot be established for the Committee to vote on a matter.

      7.5 Attendance by CBM at BIOGEN Project Meetings. A representative of CBM shall have the right to attend all meetings of those BIOGEN project teams devoted solely to the marketing, sale and commercialization of PRODUCTS and those portions of any other internal BIOGEN meetings that are devoted solely to the review of the commercialization of PRODUCTS, other than those meetings at which BIOGEN intends to discuss sensitive information related to BIOGEN's business or strategies. BIOGEN acknowledges that CBM representatives will have access to sales forecasts as part of their attendance at BIOGEN meetings.

      SECTION 8 - R&D COLLABORATION

      8.1 Object. As soon as practical after the EFFECTIVE DATE, as part of the PRODUCT DEVELOPMENT PROGRAM, a research and development collaboration shall be established by the parties hereto to conduct R&D and other development work, as specified herein (the "R&D COLLABORATION"). CBM agrees to conduct R&D pursuant to the RESEARCH PLAN and any development work requested by BIOGEN and BIOGEN agrees to support and fund such R&D at CBM in accordance with the terms and conditions set forth below. In addition, BIOGEN agrees to fund and conduct its own research and development efforts as part of the PRODUCT DEVELOPMENT PROGRAM.

      8.2 (a) Conduct of the R&D. The R&D will be conducted at such sites approved by the R&D Committee. CBM will use commercially reasonable efforts to complete R&D in accordance with the agreed-upon schedule, but in no event shall CBM be obligated to provide research funding or perform research and development work beyond that funded by BIOGEN. The RESEARCH PLAN for the first AGREEMENT YEAR shall be agreed upon by the parties within one (1) month of the EFFECTIVE DATE. The RESEARCH PLAN for each subsequent AGREEMENT YEAR shall be agreed upon by the parties at least ninety (90) days prior to the beginning of such AGREEMENT YEAR.

            (b) Exchange of Information To further the efforts of the parties under the R&D COLLABORATION, the parties shall, within thirty (30) days of the EFFECTIVE DATE, exchange BACKGROUND INFORMATION. A disclosing party's BACKGROUND INFORMATION shall be treated as Confidential Information of the disclosing party under Section 6, subject to the licenses expressly granted to the receiving party under this Agreement, and shall be used only for purposes contemplated under this Agreement. BIOGEN shall keep CBM reasonably informed of its process development efforts in connection with the PRODUCT DEVELOPMENT PROGRAM.

            (c) Visitation. For the purpose of facilitating the parties understanding of the research and development activities conducted hereunder, each party will permit duly authorized employees or representatives of the other to visit its facilities where the R&D activities are conducted, at reasonable times and with reasonable notice.

      8.3 Financial Conditions.

            (a) Support Commitment. During the term of the R&D COLLABORATION, as specified in Section 8.6, BIOGEN will pay to CBM the following amounts in the calendar years as set forth below to support R & D at CBM and the number of FTE's so indicated:

                  (i) four million dollars ($4,000,000) for the first AGREEMENT YEAR to support *; and

                  (ii) three and one-half million dollars ($3,500,000) for the second AGREEMENT YEAR to support *.

                  (iii) three million dollars ($3,000,000) for the third AGREEMENT YEAR to support *.

      * of the funding amount each AGREEMENT YEAR shall be used to support development work as directed by BIOGEN under the R&D COLLABORATION. In the event that in any AGREEMENT YEAR, BIOGEN has not requested CBM to perform a level of development work sufficient to fully utilize the allocated development work funding for such AGREEMENT YEAR then CBM shall have the right to use unused development work funding for discovery or pre-GLP R&D in that AGREEMENT YEAR or in a subsequent AGREEMENT YEAR, provided that in the event that the R&D COLLABORATION or this Agreement terminates (other than as a result of a breach by CBM) prior to the expenditure of any such funds by CBM, CBM shall have the right to retain and use such funds for any purpose. CBM agrees that no part of the R&D funding provided by BIOGEN shall be used for CBM's small molecule development program.

            (b) Commitment Level BIOGEN's total commitment to support the R&D set forth above for the R&D COLLABORATION will be ten and one-half million dollars ($10,500,000) and includes the costs of any arrangements with THIRD PARTIES entered into by CBM.

            (c) Payment Schedule. Funding for the R&D COLLABORATION will be made by BIOGEN to CBM in United States dollars for each calendar year during the term of the R&D COLLABORATION, payable *, with the first payment for the FIRST AGREEMENT YEAR to be made on the later of the EFFECTIVE DATE or January 1, 1997. In the event CBM has not used all of the funds allocated to discovery and pre-GLP research under the R&D COLLABORATION in the FIRST AGREEMENT YEAR, CBM may use such funds, up to *, for R&D in the next AGREEMENT YEAR. Except as set forth in the preceding sentence and in Section 8.3 (a), CBM shall not carry-over funding from one AGREEMENT YEAR to the next, and all funding for an AGREEMENT YEAR which has not been used by CBM for R&D in such year shall be promptly refunded to BIOGEN.

      8.4 Budget, Allocation and Audits. The R&D Committee will establish an annual budget for R&D and prepare semi-annual financial reports of actual and budgeted expenditures based on the use of FTE's and monies spent on THIRD PARTY R&D. BIOGEN shall have the right annually to have an independent certified public accountant review CBM's accounting records for the sole purpose of verifying the use of FTE's and monies spent on THIRD PARTY R&D in connection with the R&D COLLABORATION. The costs of any such audit shall be borne by BIOGEN unless CBM has been determined through the audit to be in material breach of this Agreement in which case the cost of the audit shall be borne by CBM.

      8.5 Title to Equipment. CBM will retain title to any equipment purchased with funds provided by BIOGEN under this Agreement, if such purchase is mutually agreed upon as part of the budget.

      8.6 Term and termination of the Research Collaboration. The term of the R&D COLLABORATION will be the first three (3) AGREEMENT YEARS, but may be extended by mutual agreement of the parties for an additional two (2) AGREEMENT YEARS with funding for such years to be determined by mutual agreement of the parties hereto. BIOGEN shall be entitled to terminate the R&D COLLABORATION and cease funding thereof only in the event of a breach by CBM of any of CBM's material obligations in the R&D COLLABORATION following written notice of such breach to CBM. If such breach is not cured within thirty (30) days after written notice is given by BIOGEN to CBM specifying the breach, BIOGEN may terminate the R&D COLLABORATION without terminating the entire Agreement and may cease funding hereunder forthwith upon written notice to CBM after expiration of such thirty
(30) day period. In the event, BIOGEN terminates the R&D COLLABORATION, CBM will reimburse to BIOGEN any amounts paid by BIOGEN in excess of CBM's actual and non-cancelable expenditures.

      8.7 Third Party Support CBM shall not apply any of the funding provided by BIOGEN under this Agreement towards R&D to be conducted in whole or in part by a THIRD PARTY unless BIOGEN has approved the form of agreement with such THIRD PARTY.

      8.8 Confidentiality. In order to facilitate the operation of the R&D COLLABORATION, either party may disclose confidential or proprietary information owned or controlled by it to the other. It is hereby understood and agreed that such information shall be deemed "Confidential Information" and treated as such in accordance with Section 5 hereof.

      8.9 Results of the R&D COLLABORATION.

            (a) All right, title and interest in and to any RESEARCH INFORMATION, RESEARCH INVENTIONS and RESEARCH MATERIAL (the "Results"), and any RESEARCH PATENTS based thereon, made solely by employees or others acting on behalf of CBM shall be owned solely by CBM ("CBM Results"), subject to the licenses granted to BIOGEN under Section 2. All right, title and interest in and to any invention, information or materials made solely by employees or others acting on behalf of BIOGEN in connection with the PRODUCT DEVELOPMENT PROGRAM and any patents thereon shall be owned solely by BIOGEN ("BIOGEN Results"), subject to the licenses granted to CBM under Section 2 to the extent that BIOGEN Results constitute BIOGEN OP-1 TECHNOLOGY or BIOGEN OP-1 PATENTS.

            (b) The Parties recognize that, as a result of the R&D COLLABORATION between BIOGEN and CBM hereunder, certain Results may be deemed to be joint inventions, in accordance with applicable law, as both: (i) one or more employees or agents of CBM or any other persons obliged to assign such Results to CBM, and (ii) one or more employees or agents of BIOGEN or any other persons obliged to assign such Results to BIOGEN, are joint inventors of such Results ("Joint Results"). Joint Results shall be jointly owned by the parties subject to the licenses granted under Section 2.

            (c) There will be no publication of the Results by CBM or BIOGEN, or any employee of CBM or BIOGEN unless the R&D Committee has reviewed the proposed scientific publication concerning the Results and each party has consented to the publication. A party will, upon request of the other party, delay publication to enable patent rights to be perfected.

      8.10 BIOGEN Activity. BIOGEN will, at its sole expense, conduct all pre-clinical, clinical, development and regulatory work under the PRODUCT DEVELOPMENT PROGRAM not conducted by CBM as part of the R&D COLLABORATION in order to obtain registration in the TERRITORY for the PRODUCTS being developed in the R&D COLLABORATION. The work to be performed by BIOGEN will be outlined in a development plan presented to the R&D Committee, with the R&D Committee providing, among other things, input on protocol design and development and registration strategies. BIOGEN shall keep the R&D Committee regularly informed and consult with the R&D Committee no less frequently than quarterly with respect to BIOGEN's activities relative to PRODUCTS in connection with the PRODUCT DEVELOPMENT PROGRAM.

      SECTION 9 - PATENTS.

      9.1 (a) CBM shall promptly advise BIOGEN, in writing, of each RESEARCH INVENTION arising from the R&D COLLABORATION. Representatives of CBM and BIOGEN shall then discuss whether a patent application or applications pertaining to such RESEARCH INVENTION should be filed and in which countries. The titles, serial numbers and other identifying data of patent applications claiming a RESEARCH INVENTION to which BIOGEN is granted rights hereunder and filed after the EFFECTIVE DATE by mutual agreement of and BIOGEN, shall be added to Appendix A and shall become CBM PATENT RIGHTS. In the event CBM is not interested in filing a patent application on a RESEARCH INVENTION, then CBM shall assign all of its right, title and interest in the RESEARCH INVENTION and any patents thereon to BIOGEN, and CBM shall have no further right or license thereto.

            (b) Subject to Section 9.1 (c) as to Joint Results, BIOGEN shall pay
* of all "Patent Costs", as defined below, related to those CBM PATENT RIGHTS identified" on Schedule 1 of Appendix A. Notwithstanding the foregoing, BIOGEN shall pay * of the Patents Costs related to any of the CBM PATENT RIGHTS identified on Schedule 2 of Appendix A which pertain solely to the FIELD. All other costs for filing, prosecution, issuance and maintenance of CBM PATENT RIGHTS shall be borne by CBM. The term "Patent Costs" shall mean all reasonable costs of CBM incurred after the EFFECTIVE DATE for the filing, prosecution, issuance, and maintenance of the identified CBM PATENT RIGHTS, but not including the costs of any opposition or interference proceedings.

            (c) CBM shall file, prosecute and maintain patent applications and patents in the TERRITORY relating to CBM PATENT RIGHTS and those RESEARCH INVENTIONS, RESEARCH PATENTS RIGHTS and other inventions made solely by employees or others acting on behalf of CBM through patent counsel selected by CBM and reasonably acceptable to BIOGEN, who shall consult with and keep BIOGEN advised with respect thereto. In the case of Joint Results, the parties will determine which party will be responsible for filing, prosecuting and maintaining patent applications and patents based on which party made the greater contribution to the joint inventions but in all cases the cost and expense of such filing, prosecuting and maintaining patents applications and patents shall be paid for jointly by the parties, subject to paragraph (a) above and paragraph (d) below.

            (d) Notwithstanding anything in this Section 9.1 to the contrary, BIOGEN may, at its discretion, elect to discontinue financial support of any patent or patent application for which it is providing support under this Agreement, provided, however, that BIOGEN will notify CBM of its intention at least ninety (90) days prior to taking such action. In any country in which BIOGEN has elected to discontinue its support of any patent application or patent, CBM, upon receiving notice, may elect at its own expense to assume all financial responsibility for the prosecution or maintenance of such patent application or patent. In such event the license of the patent or patent application will be deemed to have expired with respect to that country upon CBM's receiving notice of BIOGEN's decision. If any such patent or patent application as to which BIOGEN has elected to discontinue its support is based upon a Joint Result, then BIOGEN shall promptly thereafter assign all of its rights and interest in any such patent or patent application to CBM without further cost or obligation of CBM to BIOGEN.

      9.2 With respect to any CBM PATENT RIGHTS, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to BIOGEN sufficiently prior to the filing of such application, response or request to allow for review and comment by BIOGEN. However, CBM shall have the right to take any action that in its judgement is necessary to preserve such CBM PATENT RIGHTS. Notwithstanding anything herein to the contrary, CBM shall not abandon a CBM PATENT RIGHT or allow a CBM PATENT RIGHT to lapse, other than as part of a commercially reasonable patent strategy designed to increase the value of CBM PATENT RIGHTS licensed to BIOGEN under this Agreement, without first giving BIOGEN notice of such intention at least sixty (60) days prior to the date on which such CBM PATENT RIGHT will lapse or become abandoned. BIOGEN shall have the right to assume the prosecution, maintenance and defense of any CBM PATENT RIGHT which CBM intends to abandon. In the event BIOGEN assumes the prosecution, maintenance and defense of any CBM PATENT RIGHT under the foregoing sentence, the costs incurred by BIOGEN in connection therewith shall be added to COST

OF GOODS under this Agreement, but not for purposes of determining COST OF GOODS (as a percentage of NET SALES) under Appendix E.

      9.3 (a) If any of the CBM PATENT RIGHTS under which BIOGEN is licensed hereunder is infringed by a THIRD PARTY, BIOGEN shall have the right and option but not the obligation to bring an action for infringement, at its sole expense, against such third party in the name of CBM and/or in the name of BIOGEN, and to join CBM as a party plaintiff if required or if it would promote the success of the litigation. Each party shall promptly notify the other party of any such infringement. BIOGEN shall keep CBM informed as to the prosecution of any action for such infringement. No settlement, consent judgment or other voluntary final disposition of the suit which adversely affects CBM PATENT RIGHTS may be entered into without the consent of CBM, which consent shall not unreasonably be withheld.

            (b) In the event that BIOGEN shall undertake the enforcement and/or defense of the CBM PATENT RIGHTS by litigation any recovery of damages by BIOGEN for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of BIOGEN relating to the suit. The balance remaining from any such recovery shall be treated as NET SALES in the period received.

            (c) In the event that BIOGEN elects not to pursue an action for infringement, upon written notice to CBM by BIOGEN that an unlicensed third party is an infringer of CBM PATENT RIGHTS licensed to BIOGEN, CBM shall have the right and option, but not the obligation at its cost and expense to initiate infringement litigation and to retain any recovered damages.

            (d) In any infringement suit either party may institute to enforce the CBM PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the party requesting cooperation.

      SECTION 10 - COMPENSATION.

      10.1 (a) BIOGEN shall pay to CBM a percentage of GROSS PROFIT from the sale of PRODUCTS sold by BIOGEN, its AFFILIATES and SUBLICENSEES in the TERRITORY ("Percentage of GROSS PROFIT") as set forth in Appendix D attached hereto and made a part hereof; provided that, if the COST OF GOODS as a percentage of NET SALES, as shown on Appendix E, is greater than *, the Percentage of GROSS PROFIT paid to CBM shall not be less than the equivalent of a royalty of * on NET SALES. In the event that BIOGEN is required to pay royalties in any country to a party who is not an AFFILIATE or SUBLICENSEE of BIOGEN for PRODUCT for which compensation is also due hereunder to CBM pursuant to this Section 10.1 under a license which is reasonably required for the manufacture, marketing, importation, use or sale of OP-1 PROTEIN contained in PRODUCT (such royalties to such party are hereinafter "Other Payments"), then the COST OF GOODS shall be increased in each payment period by *.

            (b) If the manufacture, use or sale of PRODUCT by BIOGEN or its AFFILIATES or SUBLICENSEES in any country in which PRODUCT has been on the market for at least three (3) years is not covered by a VALID CLAIM of a CBM PATENT RIGHT in such country, the percentage of GROSS PROFIT payable with respect to NET SALES in such country shall be reduced by one-half during each CALENDAR QUARTER immediately subsequent to a CALENDAR QUARTER in which one or more THIRD PARTIES, not including a DISTRIBUTOR of BIOGEN, are selling "Comparable Products" as defined below, and the fraction A/A+B is greater than *. For purposes of the preceding sentence, A is the unit sales of Comparable Products in such quarter in such country and B is the unit sales of PRODUCT in such quarter in such country, as shown by a competent sales tracking company recognized in such country. "Comparable Product" shall mean a product which would be a PRODUCT if manufactured, used or sold under this Agreement. In no event shall any reduction under this Section 10.1(b) cause the compensation payable to CBM under Section 10.1 for any period to fall below the equivalent of (i) a royalty of * of NET SALES in any country in which CBM had at one time filed in good faith a patent application with a claim covering PRODUCT or (ii) a royalty of * of NET SALES in any other country. In any period in which the percentage of GROSS PROFIT is reduced in a country under the preceding sentence, the COST OF GOODS and NET SALES attributable to PRODUCT sold in such country shall no longer be used in determining the COST OF GOODS as a percentage of NET SALES for purposes of Appendix E for such period.

            (c) NET SALES of PRODUCT in a country shall not be included in the calculation of GROSS PROFIT or "Sales Volume", as defined in Appendix E, or in the determination of COST OF GOODS at any time after the later to occur of (i) the period ending * and (ii) the date on which PRODUCT is no longer covered by a VALID CLAIM of CBM PATENT RIGHT in such country.

      10.2 As consideration for the research and development already performed by CBM with respect to PRODUCTS, BIOGEN shall pay to CBM a nonrefundable, noncreditable license fee of ten million dollars ($10,000,000), which amount shall be paid on the date of this Agreement by delivery of such amount to the Escrow Agent, as defined in a certain Escrow Agreement between the parties dated as of the date hereof (the "Escrow Agreement"). The license fee shall be held by the Escrow Agent under the terms of the Escrow Agreement.

      10.3 (a) BIOGEN shall pay the following amounts upon the occurrence of the following milestone events with respect to PRODUCTS.

                                       *

            (b) In the event BIOGEN does not initiate a Phase I clinical trial in the United States with a PRODUCT prior to * and its failure to initiate a Phase I clinical trial on such date is not attributable to the breach by CBM in any material respect of its supply obligations under this Agreement or any delay by CBM in meeting such obligations, BIOGEN will nevertheless pay CBM the milestone set forth in Section 10.3(a) above as if it had reached such milestone; provided that if BIOGEN later actually achieves such milestone, BIOGEN shall also pay the amount required on reaching the milestone but shall not thereafter be required to pay the milestone required * in Japan.

      10.4 The parties hereto have contemporaneously with this Agreement executed a Restricted Stock Purchase Agreement under which BIOGEN will purchase for investment an agreed upon amount of CBM Common Stock.

      10.5 BIOGEN shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES to keep, full and accurate books of account containing all particulars relevant to its sales of PRODUCTS that may be necessary for the purpose of calculating all compensation payable to CBM hereunder. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection by an independent certified public accountant reasonably acceptable to BIOGEN, upon reasonable notice during normal business hours at CBM's expense for the sole purpose of verifying compensation or compliance with this Agreement. In the event the inspection determines that compensation due CBM for any period have been underpaid by five percent (5%) or more, then BIOGEN shall pay for all costs of the inspection, otherwise the costs of the inspection shall be borne by CBM. In all cases, BIOGEN shall pay to CBM any underpaid compensation promptly and with interest at an annualized rate of the prime rate available to CBM, plus two percent (2%) and CBM shall promptly pay to BIOGEN any overpaid compensation. All information and data reviewed in the inspection shall be used only for the purpose of verifying compensation due and shall be treated as BIOGEN Confidential Information subject to the obligations of this Agreement. No audit by an agent of CBM shall occur more frequently than once during any twelve (12) month period.

      10.6 In each year the amount of compensation due shall be calculated quarterly as of the end of each CALENDAR QUARTER (each as being the last day of an "Accounting Period") and shall be paid quarterly within the thirty (30) days next following such date. Every such payment shall be supported by the accounting prescribed in Paragraph 10.7 and shall be made in United States currency. Whenever for the purpose of calculating compensation, conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange published in The Wall Street Journal for the last business day of the Accounting Period.

      10.7 With each quarterly payment, BIOGEN shall deliver to CBM a full and accurate accounting to include at least the following information:

            (a) Quantity of PRODUCT subject to compensation sold (by country) by BIOGEN, its AFFILIATES and SUBLICENSEES;

            (b) Total receipts for each PRODUCT subject to compensation (by country);

            (c) Detailed deductions to determine GROSS PROFIT; and

            (d) Total compensation payable to CBM.

      10.8 Since NET SALES and COST OF GOODS in each AGREEMENT YEAR to be used to finally determine the Percentage of GROSS PROFIT for such year will not be known until the end of such AGREEMENT YEAR, in order to make the quarterly payments specified under Section 10.6, BIOGEN shall use a percentage of GROSS PROFIT which is determined by:

            (i) annualizing the year-to-date NET SALES for purposes of calculating Sales Volume;

            (ii) using the year-to-date COST OF GOODS;

            As changes in the Percentage of GROSS PROFIT determined by applying
(i) and (ii) above occur from one CALENDAR QUARTER to the next CALENDAR QUARTER within the same AGREEMENT YEAR, in addition to the payment for the CALENDAR QUARTER, BIOGEN will make the necessary adjustment in such CALENDAR QUARTER reflecting the change in the Percentage of GROSS PROFIT to be applied to the preceding CALENDAR QUARTER or QUARTERS. Within thirty (30) days of the end of each CALENDAR YEAR, BIOGEN shall calculate the actual percentage of GROSS SALES to which CBM is entitled based on the actual Sales Volume, NET SALES and COST OF GOODS for the year. In the event CBM has not received its full percentage of GROSS PROFITS for the year, BIOGEN shall promptly make a balancing payment to CBM in the amount of the deficit. In the event BIOGEN has paid CBM more than its full percentage of GROSS PROFITS for the year, CBM shall promptly reimburse BIOGEN in the amount of the excess.

      10.9 If the transfer of or the conversion into United States Dollar Equivalent of any remittance due hereunder is not lawful or possible in any country, such remittance shall be made by the deposit thereof in the currency of the country to the credit and account of CBM or its nominee in any commercial bank or trust company located in that country, prompt notice of which shall be given to CBM. CBM shall be advised in writing in advance by BIOGEN and provide to BIOGEN a nominee, if so desired.

      10.10 Any tax required to be withheld by BIOGEN under the laws of any foreign country for the account of CBM, shall be promptly paid by BIOGEN for and on behalf of CBM to the appropriate governmental authority, and BIOGEN shall use its best efforts to furnish CBM with proof of payment of such tax. Any such tax actually paid on CBM's behalf shall be deducted from royalty payments due CBM.

      10.11 Compensation shall be due and payable for the manufacture, use and sale of an individual PRODUCT only once with respect to the same unit of PRODUCT irrespective of the number of patents or claims thereof which cover the manufacture, use and sale of such PRODUCT.

      SECTION 11 - REPRESENTATIONS AND WARRANTIES.

      11.1 Each party represents and warrants to the other party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

      11.2 (a) Each party represents that it is not aware, without making any special inquiry or investigation, of any action, suit, inquiry or investigation or any claim, demand or notice of default which if adversely determined would affect the rights granted under this Agreement.

            (b) Each party acknowledges that in entering into this Agreement the other party has relied upon information supplied by the disclosing party, including, in the case of information supplied by CBM, data and information concerning OP-1 PROTEIN and preclinical studies in the FIELD and information related to CBM's patents. Neither party is aware of any data or information given to the other party which is untrue or inaccurate or of any other data or information which is necessary to make the data and information provided to the other party complete and not misleading. To the best of CBM's knowledge, all filings set forth in Appendix A and made by CBM to the United States Patent and Trademark Office were made in compliance with the applicable requirements of 37 CFRSection 1.56.

      11.3  CBM hereby represents and warrants to BIOGEN that:

            (a) It is the owner or licensee of the CBM PATENT RIGHTS which it has licensed to BIOGEN under this Agreement and has the right and has taken all necessary action to grant licenses or sublicenses therefor;

            (b) All patent applications included in CBM PATENT RIGHTS existing as of the Effective Date are pending and have not been abandoned;

            (c) Subject to Section 2.6, CBM has not entered into any agreement with any THIRD PARTY which is in conflict with the rights granted to BIOGEN pursuant to this Agreement.

            (d) CBM will not take any action that would in any way prevent CBM from granting the rights granted to BIOGEN under this Agreement with respect to CBM PATENT RIGHTS or CBM TECHNOLOGY acquired after the EFFECTIVE DATE or which would otherwise conflict with or adversely affect the rights granted to BIOGEN under this Agreement.

Nothing herein shall prohibit CBM from amending or modifying the scope of claims during the patent prosecution process.

            (e) CBM will take all actions required by it to maintain its rights under the STRYKER LICENSE and the GI LICENSE as in effect on the EFFECTIVE DATE, and shall immediately send to BIOGEN any notice of default or breach received by CBM under the STRYKER LICENSE or the GI LICENSE.

            (f) All employees of CBM who perform R&D for CBM in connection with CBM's obligations under this Agreement are required to assign their rights in any intellectual property arising from such work to CBM.

      11.4 Each party represents that, with the exception of the issues raised by the Other Third Party Patents, if any, it has not as of the EFFECTIVE DATE been notified by a THIRD PARTY or received an opinion of counsel to the effect that there are any granted patents owned or controlled by a THIRD PARTY which would be infringed by the manufacture, use or sale of PRODUCT and it is not aware, without making any special inquiry or investigation, of any infringement by a THIRD PARTY of the CBM PATENT RIGHTS.

      11.5 Except as otherwise expressly set forth in this Agreement CBM makes no representations or extends any warranties of any kind, either express or implied, including, but not limited to, warranties of merchantability, fitness for a particular purpose, non-infringement or validity of any CBM patent or other intellectual property rights.

      11.6 The Parties shall file with the Federal Trade Commission and the Department of Justice any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations issued thereunder (the "Act") and use their best efforts to comply with the Act in connection with the transactions contemplated under this Agreement.

      SECTION 12 - INDEMNIFICATION.

      12.1 Indemnification by BIOGEN. BIOGEN will defend, indemnify and hold harmless CBM, its AFFILIATES and their employees, agents, officers, shareholders and directors and each of them (the "CBM Indemnified Parties") from and against any and all third party claims, causes of action and costs (including reasonable attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against the CBM Indemnified Parties resulting from or arising out of breach of this Agreement by BIOGEN or failure by BIOGEN to comply in any material respect with applicable laws or regulations or out of the research, development, testing, manufacture, sale or use of any PRODUCT by BIOGEN, its AFFILIATES, SUBLICENSEES or DISTRIBUTORS, other than those claims which result or arise from breach of this Agreement by CBM or failure by CBM to comply in any material respect with applicable laws or regulations or the negligence or willful misconduct of CBM or any its AFFILIATES or any of their employees, agents, officers, shareholders or directors.

      12.2 Indemnification by CBM. CBM will defend, indemnify and hold harmless BIOGEN, its AFFILIATES and their employees, agents, officers, shareholders and directors and each of them (the "BIOGEN Indemnified Parties") from and against any and all third party claims, causes of action and costs (including reasonable attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against any of the BIOGEN Indemnified Parties resulting from or arising out of breach of this Agreement by CBM or failure of CBM to comply in any material respect with applicable laws or regulations or the negligence or willful misconduct of CBM or its AFFILIATES or any of their employees, agents, officers, shareholders or directors.

      12.3 Conditions to Indemnification. A person or entity that intends to claim indemnification under this Section (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section , but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section . The Indemnitee under this Section , its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

      SECTION 13 - ASSIGNMENT; SUCCESSORS.

      13.1 This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that either party without the consent of the other may assign this Agreement to an AFFILIATE or to a successor in interest or transferee of all or substantially all of the portion of the business to which this Agreement relates.

      13.2 Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of CBM and BIOGEN. Any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party and such Assignment shall not relieve the Assignor of any of its obligations under this Agreement.

      SECTION 14 - FORCE MAJEURE.

      Neither party shall be liable to the other party for damages or loss (other than with respect to payments due CBM hereunder) occasioned by failure of performance by the defaulting party if the failure is occasioned by war, fire, explosion, flood, strike or lockout, embargo, or any similar cause beyond the control of the defaulting party, provided that the party claiming this exception has exerted all reasonable efforts to avoid or remedy such event and provided such event does not extend for more than six (6) months.

      SECTION 15 - TERMINATION.

      15.1 Except as otherwise specifically provided herein and unless sooner terminated pursuant to Sections 15.2 or 15.3 of this Agreement, this Agreement and the licenses and rights granted hereunder shall remain in full force and effect until BIOGEN's obligations to pay compensation hereunder terminate. Upon expiration of BIOGEN's obligation to pay compensation hereunder with respect to a specific country and specific PRODUCT as to which BIOGEN's license is then in effect, the license granted to BIOGEN with respect to such country and such PRODUCT pursuant to Section 2.1 shall be deemed to be fully paid and BIOGEN shall thereafter have a royalty-free right to use the CBM PATENT RIGHTS and CBM TECHNOLOGY and to make, use, import and sell such PRODUCT in such country.

      15.2 Upon breach of any material provisions of this Agreement by either party to this Agreement, in the event the breach is not cured within sixty (60) days after written notice to the breaching party by the other party, in addition to any other remedy it may have, the other party at its sole option may terminate this Agreement, provided that such other party is not then in breach of this Agreement.

      15.3 Either party to this Agreement may, upon giving notice of termination, immediately terminate this Agreement upon receipt of notice that the other party has become insolvent or has suspended business in all material respects hereof, or has consented to an involuntary petition purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or has made an assignment for the benefit of creditors or has applied for or consented to the appointment of a receiver or trustee for a substantial part of its property.

      15.4 Upon any termination of this Agreement, BIOGEN shall be entitled to, but shall not be obligated to finish any work-in-progress for which BIOGEN has received firm purchase orders and to sell any completed inventory of a PRODUCT covered by this Agreement which remains on hand as of the date of the termination, so long as BIOGEN pays to CBM the compensation applicable to said subsequent sales in accordance with the same terms and conditions as set forth in this Agreement.

      15.5 The licenses granted under Section 2.1(b) and, subject to the termination provision contained therein, 2.1(c), and obligations of Sections 6 and 12, as well as Sections 15.4, 15.5, 15.6, 15.7, 15.9, 16.3, and 16.7 and the
repayment obligation under the Note shall survive any termination of this Agreement.

      15.6 Upon termination of this Agreement or of the rights and licenses granted to BIOGEN in any country, BIOGEN shall have no further right under this Agreement to CBM TECHNOLOGY or CBM PATENT RIGHTS in such country other than under the license granted under Section

2.1(b) and other than in those countries in which BIOGEN otherwise retains a license, including a paid up license, under this Agreement.

      15.7 BIOGEN agrees to use CBM TECHNOLOGY only for the manufacture, use or sale of PRODUCTS and only and to the extent licensed under this Agreement.

      15.8 CBM shall have the right to terminate this Agreement in the event CBM has terminated BIOGEN's rights under Section 5.1(c) as to all of the MAJOR MARKET SEGMENTS.

      15.9 On or after the end of the third AGREEMENT YEAR, BIOGEN may terminate this Agreement for any reason upon six (6) months prior notice to CBM. In the event of any termination under this Section or in the event CBM terminates this Agreement pursuant to Sections 15.2, 15.3 or 15.8 all licenses and rights granted to BIOGEN shall terminate forthwith and BIOGEN shall grant to CBM an exclusive, worldwide, royalty-free, sublicensable license under BIOGEN PATENTS and BIOGEN TECHNOLOGY solely to make, have made, import, use and sell PRODUCTS. In the event that under this Section , BIOGEN has granted to CBM a sublicense to BIOGEN's rights under any BIOGEN TECHNOLOGY or BIOGEN PATENTS owned (in whole or in part) by a THIRD PARTY, CBM shall be responsible for paying any royalty obligations which BIOGEN may have to such THIRD PARTY arising from the manufacture, use or sale by CBM of PRODUCTS. In addition, if the licenses under this Section become applicable, CBM shall pay all reasonable costs incurred by BIOGEN in making BIOGEN PATENTS and BIOGEN TECHNOLOGY available to CBM. In the event CBM terminates the rights and licenses in any country pursuant to Section 5.1(c) then BIOGEN shall grant to CBM an exclusive, royalty-free, sublicensable license in that country under BIOGEN PATENTS and BIOGEN TECHNOLOGY solely to make, have made, use and sell PRODUCTS and subject to the same terms as above with respect to THIRD PARTY royalties and costs incurred by BIOGEN. In addition, in the event CBM terminates the rights and licenses in any country pursuant to
Section 5.1(c), but not the entire Agreement, BIOGEN will supply CBM's requirements for PRODUCT in such country under a supply agreement, with terms, including financial terms, to be negotiated by the parties in good faith.

      SECTION 16 - GENERAL PROVISIONS.

      16.1 The relationship between CBM and BIOGEN is that of independent contractors. CBM and BIOGEN are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. CBM shall have no power to bind or obligate BIOGEN in any manner. Likewise, BIOGEN shall have no power to bind or obligate CBM in any manner.

      16.2 This Agreement, the Restricted Stock Purchase Agreement, the Escrow Agreement and the Instrument of Adherence between the parties of even date herewith sets forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all prior agreements in this respect. There shall be no amendments or modifications to these Agreements, except by a written document which is signed by both parties.

      16.3 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. without reference to its choice-of-law principles.

      16.4 The headings in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular or section or paragraph.

      16.5 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

      16.6 In conducting any activities under this Agreement or in connection with the manufacture use or sale of PRODUCT, BIOGEN shall comply with all applicable laws and regulations including, but not limited to, all Export Administration Regulations of the United States Department of Commerce.

      16.7 Notices. Any notices given pursuant to this Agreement shall be in writing and shall be deemed delivered upon the earlier of (i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) when sent, if sent, by facsimile, as confirmed by certified or registered mail. Notices shall be delivered to the respective parties as indicated:

      If to CBM:        Creative BioMolecules, Inc.
                        45 South Street
                        Hopkinton, MA 01748
                        Attn: CEO

                        with a copy to Vice President - General Counsel

      If to BIOGEN:     Biogen, Inc.
                        14 Cambridge Center
                        Cambridge, MA 02142
                        Attn: President

                        with a copy to Vice President - General Counsel

      16.8 This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CREATIVE BIOMOLECULES, INC.              BIOGEN, INC.

By: /s/ Michael M. Tarnow                By: /s/ James R. Tobin
    --------------------------------        ---------------------------------
Name and Title: Michael M. Tarnow        Name and Title: James R. Tobin
                --------------------                     --------------------
                Chief Executive Officer                  President and
                                                         Chief Operating Officer

                                   APPENDIX A

                                   SCHEDULE 1

CASENUMBER      COUNTRY   APPLICATION NUMBER:    FILING DATE:    PATENT NUMBER:

*





                                   SCHEDULE 2

CASENUMBER      COUNTRY   APPLICATION NUMBER:    FILING DATE:    PATENT NUMBER:

*




                                   SCHEDULE 3

CASENUMBER      COUNTRY   APPLICATION NUMBER:    FILING DATE:    PATENT NUMBER:

*




                                   SCHEDULE 4

CASENUMBER      COUNTRY   APPLICATION NUMBER:    FILING DATE;    PATENT NUMBER:

*

                                   APPENDIX B

                                  OP-1 PROTEIN

                                     ACTIVE

*




                                  FULL SEQUENCE

*

                                   APPENDIX C

                           CREATIVE BIOMOLECULES, INC.

                            UNSECURED PROMISSORY NOTE

      Creative BioMolecules, Inc., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with offices at 45 South Street, Hopkinton, MA 01748 (the "Borrower") acknowledges itself indebted to and for value received hereby promises to pay to the order of Biogen, Inc. (the "Payee"), at 14 Cambridge Center, Cambridge, MA 02142 or at such other address as the Borrower may be directed from time to time, the principal sum of Fifteen Million Dollars ($15,000,000), or such lesser sum as shall be advanced as set forth in the schedule of Advances and Payments of Principal attached hereto (the "Schedule"), and to pay interest on the unpaid principal amount hereof from the date of each Advance at a rate for each Advance equal to the Prime Rate, as defined below, in effect on the business day immediately preceding the date of the Advance (interest to be paid on the basis of the actual number of days elapsed on the basis of a 360 day year). Prime Rate shall mean the rate of interest announced from time to time by State Street Bank and Trust Company as its *.

      The principal hereof, if not sooner paid as provided herein, together with all accrued and unpaid interest, shall be due and payable five years from the date of the first advance set forth in the Schedule attached hereto. All payments shall be applied first to costs of collection and then to principal and interest accrued on such principal. Payments of accrued interest shall be made quarterly in arrears on the first business day of each quarter until the aforesaid principal sum and all accrued interest thereon has been fully paid.

      This Note is entered into pursuant to the Research Collaboration and License Agreement, dated December 9, 1996 by and between the Borrower and the Payee (the "Agreement"). The advances described in the Agreement and made by the Payee to the Borrower, the applicable interest rate, and all payments made on the account of principal thereof, shall be recorded by the Payee, and, prior to any transfer thereof, endorsed on the Schedule attached hereto which is a part of this Note; provided, however, that the failure of the Payee so to record on or endorse this Note (or any error in recording on or endorsing this Note) shall not affect the Borrower's obligations hereunder.

      Payments hereon are to be made in lawful money of the United States of America or in any other manner set forth in the Agreement at the Payee's address set forth above or such other address as the Payee shall designate in writing to the Borrower. This Note may be prepaid in whole or in part on any date without penalty or premium upon five (5) days prior written notice to the Payee, provided that amounts prepaid shall not be available for futher borrowing under the Agreement. Partial prepayments shall be applied to principal payments of this Note in inverse order of maturity.

      Whenever any Event of Default, as defined below, shall have occurred, the Payee may take any one or more of the following remedial steps:

      (i) The Payee may declare the entire outstanding principal amount payable hereunder, together with accrued interest, to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein to the contrary notwithstanding:

      (ii) The Payee may exercise any rights and remedies under this Note;

      (iii) The Payee may take whatever action at law or in equity as may be available and appear necessary or desirable to collect the amounts then due and thereafter to become due, or to specifically enforce the performance or observance of any obligations, agreements, or covenants of the Borrower under this Note.

      For purposes of this Agreement, an "Event of Default" shall mean (i) failure of Borrower to pay interest when due or (ii) termination by Payee of the Agreement for breach by the Borrower.

      In addition to the payment of interest, as provided above, Payee shall pay interest on overdue installments of principal, and to the extent permitted by law, on overdue installments of interest, at the rate of 18% per annum. In no event shall this Note bear interest in excess of the maximum rate of interest permitted by applicable law.

      In case the Payee shall have proceeded to enforce its rights under this Note and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Payee, then and in every such case, the Borrower and the Payee shall be restored respectively to their several positions and rights hereunder and thereunder, and all rights, remedies and powers of the Borrower and the Payee shall continue as though no such proceedings had been taken, but subject nevertheless to the order or result of any such proceedings.

      No remedy herein conferred upon or reserved to the Payee is intended to be exclusive of any other available remedy or remedies but each and every such remedy shall be cumulative and shall be in addition to every remedy given under this Note or the Agreement or now or hereafter existing at law, in equity or by statute.

      If an Event of Default shall occur and the Payee shall reasonably require and employ attorneys for the collection of payments due or to become due or the enforcement or performance or observance of any obligation or agreement on the part of the Borrower herein contained, the Borrower shall on demand therefor pay to the Payee the reasonable fees and expenses of such attorneys so incurred by the Payee in connection with litigation or otherwise. In the event any agreement contained in this Note should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

      Upon receipt by the Borrower of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and indemnity satisfactory to the Borrower (in case of loss, theft or destruction) or cancellation of the Note (in the case of mutilation), the Borrower will make and deliver to the Payee a new Note of like tenor and amount and dated as of the date to which interest has been paid on the unpaid principal balance hereunder.

      This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to conflicts of law principles.

      If any clause or provision of this Note shall be ruled invalid by any court of competent jurisdiction, the validity of such clause or provision shall not affect any of the remaining provisions hereof.

      The Borrower (and any endorsers of this Note) hereby waive presentment, demand for payment, protest and notice of dishonor of this Note

      IN WITNESS WHEREOF the Borrower has caused this Note to be duly executed and delivered, all as of the date shown below.

Date:

[SEAL]

ATTEST:                                     CREATIVE BIOMOLECULES, INC.

_______________________                     By:______________________

                       ADVANCES AND PAYMENTS OF PRINCIPAL(1)

                                            Amount of       Unpaid
            Amount of         Interest      Principal       Principal   Notation
Date         Advance            Rate           Paid         Balance     Made By
----        ---------         --------      ---------       ---------   --------

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__________

      (1) This Schedule is part of an Unsecured Promissory Note executed by Creative BioMolecules, Inc. (the "Borrower") on December 9, 1996, pursuant to which the Borrower promises to pay up to fifteen million dollars ($15,000,000) to the order of Biogen, Inc.

                                   APPENDIX D

                  PRODUCT RELEASE SPECIFICATIONS FOR BULK OP-1

Test                    Method                        Specification

*

                                   APPENDIX E

                           PERCENTAGE OF GROSS PROFIT

      THE PERCENTAGE OF GROSS PROFIT TO BE RECEIVED BY CBM UNDER SECTION 10.1 SHALL BE DETERMINED AS A FUNCTION OF SALES VOLUME AND COST OF GOODS (AS A PERCENTAGE OF NET SALES) BY REFERENCE TO THE FOLLOWING TABLE:

              COST OF GOODS (AS A PERCENTAGE OF NET SALES)

S
A
L
E                      *
S

V
O
L
U
M
E

      For purposes of the determination of Percentage of GROSS PROFIT, "Sales Volume" for a calendar year shall mean NET SALES of Product for such year, provided that solely for purposes of calculating Sales Volume and not for purposes of calculating GROSS PROFIT, NET SALES on sales by BIOGEN to DISTRIBUTORS shall be based on the invoice price on the sale by the DISTRIBUTOR to a THIRD PARTY rather than on the invoice price on the sale to the DISTRIBUTOR by BIOGEN.